UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2006

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	0-23357	35-1345024 (I.R.S. Employer Identification No.)
(Commission File Number)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Item 3.01.     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 12, 2006, Bioanalytical Systems, Inc. (the "Company") notified NASDAQ that the Company was not in compliance with NASD Rule 4350(d)(2)(A) requiring the Company's Audit Committee to consist of at least three members. Due to the resignation of director Gayl Doster, who was a member of the Company's Audit Committee prior to his resignation, the Company's Audit Committee is currently composed of two independent directors. On September 14, 2006, the Company elected Dr. David Crabb to replace Mr. Doster on the Audit Committee. The Company received a letter from NASDAQ dated September 13, 2006 confirming that it has received the Company's notification and establishing a date by which the Company can cure its noncompliance and avoid delisting. The cure date is the earlier of September 7, 2007 or date of the Company's next annual shareholders' meeting (which is expected to be held in February of 2007). The Company intends to submit to NASDAQ the required documentation to demonstrate to NASDAQ that it has regained compliance with NASDAQ Rule 4350(d)(2)(A).

Item 4.01.     Changes in Registrant's Certifying Accountant.

KPMG LLP ("KPMG") has resigned as the Company's independent accountant. By letter dated September 8, 2006, KPMG notified the Company that the client-auditor relationship between KPMG and the Company will cease effective September 15, 2006. KPMG's reports on the Company's financial statements as of and for the years ended September 30, 2005 and September 30, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended September 30, 2005 and 2004, and through September 8, 2006, there have been (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused KPMG to make reference thereto in KPMG's reports on the financial statements for such years; and (2) no other reportable events, as defined in Item 304(a)(1)(v) of the Commission's Regulation S-K, except for the matters set forth below.

In connection with KPMG's review of the Report on Form 10-Q and the First Amendment to the Report on Form 10-Q for the three and nine months ended June 30, 2006, KPMG presented a letter regarding the following items to the Audit Committee of the Board of Directors, dated August 29, 2006 relating to its review of the unaudited interim financial statements for the Company as of June 30, 2006, and for the three and nine months then ended (the “Letter”). KPMG noted certain conditions involving the Company’s internal control and its operation that KPMG considered to be “material weaknesses.” “Material weakness” was defined in the Letter as “a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected by the entity's internal control.” The material weaknesses noted by KPMG consisted of a failure to set an appropriate "tone at the top" to instill a company-wide attitude of control consciousness; failure to maintain adequate procedures for anticipating and identifying financial reporting risks and for reacting to changes in its operating environment that could have a material effect on financial reporting; failure to maintain adequately trained personnel to perform effective review of accounting procedures critical to financial reporting; and a lack of adequately trained finance and accounting personnel with the ability to apply U.S. generally accepted accounting principles associated with the impairment of certain long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Management concurred with the assessment of KPMG. KPMG discussed the matters described in this paragraph with the Audit Committee of the Company. The Company has authorized KPMG to respond fully to the inquiries of its successor accountant, when appointed, concerning these matters.

                KPMG also communicated to the Audit Committee in the Letter that the Company had filed its Report on Form 10-Q for the three and nine month periods ended June 30, 2006, prior to the completion of its interim review. KPMG has subsequently completed its interim review and the Company filed an amended report on Form 10-Q/A for the three and nine month periods ended June 30, 2006.

                The Company has requested that KPMG furnish it a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of that letter, dated September 14, 2006, is filed as Exhibit 16.1 to this Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits
16.1 Letter from KPMG LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: September 14, 2006	By: /s/ Michael R. Cox Michael R. Cox Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

16.1	Letter from KPMG LLP.